EXHIBIT 99.2


LOS ANGELES, Calif., Sept. 19, 2002 /Business Wire/ -- Recom Managed Systems, Inc. (OTCBB: RECM) is pleased to announce the acquisition of certain know how, technology, and other intellectual property from ARC Finance Group, LLC, that relate to the possible future development of devices, products and/or services pertaining to the business of heart monitoring. ARC has advised Recom that the technology requires substantial additional funds and effort to develop into scaleable medical products and devices that may be capable of providing early warnings to patients and physicians regarding potential heart function. In exchange for this technology Recom issued 7,800,000 shares of restricted common stock to ARC, representing on close approximately 85% of the issued and outstanding shares of Recom.

Recom Managed Systems, Inc., a Delaware corporation, is a development stage company that has limited assets and no operating business. Following this technology acquisition, Recom will remain a development stage company with negligible cash or other tangible assets, no currently outstanding debt and no immediate prospects of revenue. Recom will require substantial additional money to fund further development and continue with attempts to commercialize the technology into products and services. Neither Recom nor ARC can give any assurance that any of these endeavors will be successful. The Board of Directors of Recom Managed Systems, Inc. has resigned in favor of the persons who, together with a summary of their backgrounds, are named below.

The new Board of Directors will be comprised by Brian Oxman, a respected Lawyer, Law Professor and Judge Pro Tem with 25 years of experience; and Steven Sparks, who has 30 years experience in the financial services and business development industries with Paine Webber, Inc. and later with numerous start-up companies and financial services businesses. While Mr. Sparks will act as Interim CEO of Recom, the Company is confident of additional appointments in the upcoming months.

Statements in this release that are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward looking statements involve known and unknown risks, which may cause Recom's actual results in the future to differ materially from expected results.

Factors which could cause or contribute to such differences include, but are not limited to failure to complete the development and introduction of new products or services, failure to obtain federal or state regulatory approvals governing medical devices, monitoring and other related services or products, inability to obtain physician, patient or insurance acceptance of Recom's products or services, adverse equity market conditions and declines in the value of Recom's common stock, and the unavailability of financing to complete management's plans and objectives. These risks are qualified in their entirety by cautionary language and risk factors set forth and to be further described in Recom's filings with the Securities and Exchange Commission, including, but not limited to, the Form 8-K which is filed along with this press release.

Source: Recom Managed Systems, Inc.